UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2005

RICA FOODS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

0-18222	87-0432572
(Commission file number)	(I.R.S. Employer Identification No.)

200 South Biscayne Blvd., Suite 4530, Miami, Florida	33131
(Address of principal executive offices)	(Zip code)

(305) 858-9480

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a)

Formation of Special Investigation Committee

On September 27, 2005, the Board of Directors received a letter from a shareholder of Rica alleging the occurrence of certain undisclosed transactions between the Company and Mr. Calixto Chaves, his affiliates and/or Industrias Avicolas Integradas, S.A., a Nicaraguan poultry and animal feed company (“Indavinsa”), during Mr. Chaves’ tenure as Chief Executive Officer of Rica from August 1996 until January 2005.

Rica’s Board of Directors and the Audit Committee established a Special Investigation Subcommittee (the “Committee”), consisting of Mr. Manuel Escobar and Mr. Jack Peeples, two members of the Company’s Audit Committee. The Committee has been charged with, among other things, (i) conducting an investigation relating to the allegations and (ii) reviewing the allegations to determine other facts reasonably necessary to allow the Company and its advisers to determine the appropriate disclosure necessary or desirable in connection therewith. The Committee is being assisted by independent, outside legal counsel and its various agents, including accountants.

The Alleged Transactions

The Committee is seeking to determine if, among other things:

•	from December 7, 1999 through July 26, 2004, approximately 37% of the common stock of the Company’s operating subsidiary, Pipasa, S.A. (“Pipasa”), were pledged to a Costa Rican bank to secure approximately $6.8 million of indebtedness of Mr. Chaves and/or his affiliates;

•	from some time in 2003 through July 2004, Pipasa pledged certain of its investment securities in favor of a Panamanian bank to secure approximately $4.3 million of indebtedness of Mr. Chaves and/or his affiliates;

•	from January 2003 through June 2003, Pipasa guaranteed or served as a primary obligor with respect to approximately $2.5 million of indebtedness for the benefit of Mr. Chaves and/or his affiliates;

•	from March 2001 through November 2003, Pipasa guaranteed or served as a primary obligor with respect to approximately $1.5 million of indebtedness for the benefit of Mr. Chaves and/or his affiliates;

•	from November 2000 through 2003, Pipasa provided up to approximately $7 million of financial guaranties for the benefit of Indavinsa; and

•	On or about October 2002, Pipasa acquired an airplane for approximately $300,000 from an affiliate of Jose Pablo Chaves, the son of Mr. Chaves.

Although the Committee’s investigation is on-going, the Committee has already secured certain statements and/or documents that indicate that all of the pledges, guarantees and obligations of Pipasa described above have been satisfied and/or cancelled. The scope of the Committee’s investigation may be expanded if, in the course of conducting its investigation, the Committee identifies additional transactions of potential concern.

Non-Reliance on Financial Statements

Although the investigation is still in process, the Committee has advised the Board of Directors and the Audit Committee that the Committee has secured statements and/or documents that indicate the Alleged Transactions probably did occur. Based on the Committee’s work to date, the Company believes that the Alleged Transactions will have an effect on certain of the Company’s previously filed financial statements and/or the notes related thereto. Based upon such belief as well as the Stonefield Notice (discussed below), the Board of Directors determined, on December 15, 2005, that the Company’s audited and un-audited financial statements and related independent auditors’ reports since December 1999 should no longer be relied upon. The Company anticipates that revised financial statements and auditor’s reports will not be issued at least until the investigation is complete.

The Audit Committee has discussed with Stonefield Josephson, Inc., the Company’s independent accountant (“Stonefield”), the matters disclosed in this Current Report on Form 8-K pursuant to Item 4.02(a).

(b) On December 15, 2005, the Company received written notice from Stonefield (the “Stonefield Notice”) that, in light of the information communicated by the Committee and its investigative team regarding the Alleged Transactions, Stonefield has, effective December 15, 2005, withdrawn its audit reports dated December 27, 2004, December 29, 2003 and May 23, 2003 with respect to the Company’s financial statements for the fiscal years ended September 30, 2004, 2003 and 2002, respectively (the “Stonefield Audited Financial Statements”). Pursuant to the Stonefield Notice, Stonefield also advised the Company that it should make appropriate disclosure that the Stonefield Audited Financial Statements and the related audit reports should not be relied upon and that revised financial statements and auditor’s report will be issued upon completion of an investigation.

The Audit Committee has discussed with Stonefield the matters disclosed in this Current Report on Form 8-K pursuant to Item 4.02(b).

The Company has provided Stonefield with a copy of this Form 8-K and has asked Stonefield to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether Stonefield agrees with the statements made by the Company and, if not, stating the respects in which it does not agree. A copy of this letter, dated December 20, 2005 is filed as Exhibit 99.1 to this Form 8-K.

Item 8.01	Other Events

As described above in Item 4.02, the Board of Directors and Audit Committee has established a Special Investigation Subcommittee to conduct an investigation relating to certain alleged undisclosed transactions between the Company and its former Chief Executive Officer, his affiliates and Indavinsa.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

Exhibit 99.1	Letter from Stonefield Josephson, Inc. to the Securities and Exchange Commission, dated December 20, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2005

RICA FOODS, INC.

By:	/s/ GUSTAVO BARBOZA
Name:	Gustavo Barboza
Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
Exhibit 99.1	Letter from Stonefield Josephson, Inc. to the Securities and Exchange Commission, dated December 20, 2005.